Exhibit 10.33
TERAYON COMMUNICATION SYSTEMS, INC.
NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION POLICY
Nonstatutory Stock Option Agreement
                                        , Optionee:
     This Nonstatutory Stock Option Agreement (this “Agreement”) evidences the option (the “Option”) that was automatically granted to you (the “Optionee”) on [date] (the “Grant Date”) pursuant to the terms of the Non-Employee Director Compensation Policy (the “Policy”) of Terayon Communication Systems, Inc. (the “Company”), which policy was established under the authority of the Company’s 1997 Equity Incentive Plan (the “1997 Plan”), to purchase shares of the Company’s common stock (“Common Stock”). This Option is not intended to qualify and shall not be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Defined terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Policy.
     The details of your Option are as follows:
     1. The total number of shares of Common Stock subject to this Option is [number] shares.
     2. The exercise price of this Option is [price] per share.
     3. This Option shall vest over three years. Thirty-three percent (33%) of the shares of Common Stock subject to this Option shall vest on the first anniversary of the Grant Date and one-thirty-sixth (1/36) of the shares of Common Stock subject to this Option shall vest on each subsequent monthly anniversary thereafter over the remaining 24 months, such that the Option shall be fully vested and exercisable as of the third anniversary of the Grant Date, provided that vesting shall cease upon termination of your Continuous Status as an Employee, Director or Consultant.
     4. The Expiration Date of this Option is [expiration date], subject to earlier termination of the Option as provided in Section 8 hereof.
     5. (a) You may exercise the vested portion of this Option during its term (as set forth in Section 8 hereof), to the extent specified in this Agreement, by delivering a notice of exercise (in a form designated by the Company) together with the aggregate exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to the terms of the Policy and the 1997 Plan. You may exercise this Option only for whole shares.

     (b) You may elect to pay the exercise price in cash or check at the time of exercise.
     (c) In the event of the termination of your Continuous Status as an Employee, Director or Consultant, this Option shall be exercisable during its term (as set forth in Section 8 hereof) only to the extent vested on such termination date, and shall terminate to the extent not exercised on the last date of the term.
     6. Your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option.
     7. Notwithstanding anything to the contrary contained herein, your Option may not be exercised unless the shares issuable upon exercise of your Option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.
     8. The term of this Option commences on the Grant Date and expires upon the earliest of the following dates:
          (a) the Expiration Date set forth in Section 4 hereof;
          (b) the tenth anniversary of the Grant Date;
          (c) the date three (3) months following the date of termination of your Continuous Status as an Employee, Director or Consultant for any reason other than for Cause or other than as a result of your death or disability, provided that if during any part of such three (3)-month period the Option is not exercisable solely because of the condition set forth in Section 7 hereof (securities law compliance), in which event the Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Status as an Employee, Director or Consultant;
          (d) the date eighteen (18) months following the date of your death, if you die during, or within ninety (90) days following the date of your termination of, your Continuous Status as an Employee, Director or Consultant;
          (e) the date twelve (12) months following the date of termination of your Continuous Status as an Employee, Director or Consultant due to disability;

     9. This Option is subject to all the provisions of the Policy and the 1997 Plan, copies of which are attached hereto as Annex A and Annex B, respectively, and their provisions are hereby made a part of this Option, including, without limitation, the provisions of Section 4 of the Policy relating to provisions applicable to Options, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Policy. In the event of any conflict between the provisions of this Option and those of the Policy, the provisions of the Policy shall control.

Terayon Communication Systems, Inc.

By:

Optionee
ATTACHMENT:
Annex A: Company Non-Employee Director Equity Compensation Policy
Annex B: Company 1997 Equity Incentive Plan